EXHIBIT 10.3
ORTHOLOGIC CORP.
Amendment No. 1 to Les M. Taeger’s Employment Agreement
dated January 16, 2006
Effective June 5, 2006, Mr. Les M. Taeger’s base salary is increased to $227,000 per year.
Additionally, OrthoLogic may terminate Mr. Taeger’s employment at any time, immediately and without cause, by giving written notice to Mr. Taeger. If OrthoLogic terminates Mr. Taeger without cause, provided Mr. Taeger first executes a Severance Agreement in the form then used by OrthoLogic, OrthoLogic shall continue to pay to Mr. Taeger his minimum base salary in effect at the time of termination for a period of one year following the date of termination, at the time and in the manner dictated by OrthoLogic’s standard payroll policies. Should such termination occur as a result of a change in control, OrthoLogic shall also pay Mr. Taeger a pro-rata share of his bonus at the time of termination.

By:	/s/ John M. Holliman, III

John M. Holliman, III
Executive Chairman

Date: June 5, 2006